EXHIBIT I

JOINT FILING AGREEMENT
This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned (assuming conversion of the Class C Common Shares held by the undersigned into Class A Common Shares) of the Class A Common Shares, par value $0.01 per share, of BBB Foods Inc., a company limited by shares incorporated under the laws of the British Virgin Islands, will be filed on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 6, 2026

QS 3B Aggregator Inc.

By: /s/ Remi Masse
Name: Remi Masse Title: Director of QS Management Ltd.

QS Direct SI 2 S.C.A. SICAR, in liquidation

By: /s/ Olga Ovcharova
Name: Olga Ovcharova Title : Permanent representative of QS Direct SI 2, itself acting as liquidator

QS Management Ltd.

By: /s/ Remi Masse
Name: Remi Masse Title: Director

QS Direct SI 2

By: /s/ Olga Ovcharova
Name: Olga Ovcharova Title: Manager

Quilvest Capital Partners SA

By: /s/ Alexis Meffre
Name: Alexis Meffre Title: CEO
Bemberg Capital

By: /s/ Adrien de Boisanger
Name: Adrien de Boisanger Title: Executive Chairman